ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated:  March 2, 2007

Buffered Underlying Securities (BUyS)

Linked to the Nikkei-225 Stock AverageSM

3 Years 3 Month Maturity  ■  115% Upside Participation  ■  20% Downside

Protection

Indicative Terms & Conditions – March 2, 2007	Offering Period: March 5, 2007 – March 27, 2007

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa3)

Offering	:	Buffered Underlying Securities (BUyS) Linked to the Nikkei-225 Stock AverageSM due July 1, 2010 (the “Notes”)

Denominations	:	$1,000 per Note (minimum investment $1,000)

Underlying	:	Nikkei-225 Stock AverageSM (Bloomberg: NKY <INDEX>)

Initial Level	:	Official closing level of the Underlying on the Initial Valuation Date

Final Level	:	Official closing level of the Underlying on the Final Valuation Date

Participation	:	115.00%

Buffer Level	:	80.00% of the Initial Level (first 20.00% depreciation of the Underlying is fully protected)

Payment at Maturity	:

The Noteholder will receive at maturity for each Note:

• If the Final Level is greater than or equal to the Initial Level:

        $1,000 x [(Final Level / Initial Level) x Participation]

• If the Final Level is greater than or equal to the Buffer Level, but less than the Initial

  Level:

        $1,000

• If the Final Level is less than the Buffer Level:

        [$1,000 x (Final Level / Initial Level)] + $200.00

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Note	:	Global, Book-Entry. The Notes will be represented by a single registered global note deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Notes. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Note principal amount.

Security Codes	:	CUSIP: 2515A0 BH 5 ISIN: US2515A0BH59

Relevant Dates

Offering Period	:	March 5, 2007 – March 27, 2007 at 2:00 p.m. EST

Initial Valuation Date	:	March 28, 2007

Initial Settlement Date	:	March 30, 2007 (Initial Valuation Date plus two Business Days)

Final Valuation Date	:	June 28, 2010

Maturity / Final Settlement Date	:	July 1, 2010 (Three Business Days following the Final Valuation Date)

BUyS Product Snapshot

Indicative Terms

Structure:

• Underlying:	The Nikkei-225 Stock AverageSM (Bloomberg: NKY <Index>)
• Maturity:	July 1, 2010 (3 Years 3 Months)
• Participation:	115% upside participation
• Buffer Level:	20%
• Downside Risk:	One-for-one downside participation with 20.00% Buffer

Positioning:

•    Equity alternative that facilitates a moderately bullish view on the Underlying.

•    115% upside participation in the performance of the Underlying at maturity (no caps/calls/averaging).

•    BUyS will outperform the Underlying at maturity if the Final Level is below the Initial Level.

Best Case Scenario:

•    If the Final Level is above the Initial Level, investors receive 115% of the performance of the Underlying at maturity.

•    Investment in BUyS is not capped, callable or averaged.

Worst Case Scenario:

•    Investment in the Notes is protected at maturity by the Buffer Level

•    If the Underlying declines below the Initial Level by more than the Buffer Level, an investment in the Notes will decline by 1% for every 1% decline in the Underlying below the Buffer Level of 20%.

•    Maximum loss is 80% of the initial investment, subject to the credit of the Issuer.

Risk Considerations:

•    Because the Notes are not 100% principal protected, and the return on the Notes is linked to the performance of the Underlying, investors may lose up to 80% of their initial investment.

•    Return on the Notes is linked to the value of the Underlying (without taking into consideration the value of dividends paid on the component stocks underlying the index).

•    An investment in the Notes is subject to the credit of the Issuer.

Investing in the Notes involves a number of risks. See “Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Notes.

•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Risk Factors

•

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal in excess of $200 per $1,000 Note principal amount. The return on the Notes at maturity is linked to the performance of the Nikkei-225 Stock AverageSM (the “Index”) and will depend on whether, and the extent to which, the Index performance is positive or negative.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Notes prior to maturity. You should be willing and able to hold your Notes to maturity.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive interest payments on the Notes or have voting rights or rights to receive cash dividends or other distributions.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your Notes will not be adjusted for fluctuations in exchange rates related to the U.S. dollar that might affect the Index.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange.

•

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE NOTES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, which could affect the level of the Index or the value of the Notes.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the Notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Notes are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in term sheet No. 46J-1 related to this offering.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 46J-1, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement J-1, term sheet No. 46J-1 and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of any Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the Notes.

The Nikkei-225 Stock Average (“Index”) is an intellectual property of Nikkei Inc. (known as Nihon Keizai Shimbun, Inc. prior to January 1, 2007). “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Index.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY